Exhibit 99

[Alcoa logo]

FOR IMMEDIATE RELEASE

Investor Contact	Media Contact
Greg T. Aschman	Kevin G. Lowery
(212) 836-2674	(412) 553-1424
Mobile (724) 422-7844

Alcoa Completes Sale of Packaging and Consumer Businesses

To New Zealand’s Rank Group

February 29, 2008 — NEW YORK—Alcoa today announced it has completed the sale of its packaging and consumer businesses to New Zealand’s Rank Group Limited.

Alcoa’s packaging and consumer businesses generated approximately 11 percent of Alcoa 2007 revenues and approximately 4.6 percent of 2007 after-tax operating income. Businesses included in the sale are:

•	Closure Systems International;

•	Consumer Products, including Reynolds Wrap branded products;

•	Flexible Packaging; and

•	Reynolds Food Packaging.

In total, these packaging businesses have approximately 9,300 employees in 22 countries around the world. Alcoa will continue to operate its flat-rolled can sheet products serving the packaging market.

Alcoa received approximately $2.5 billion in cash from Rank in the sale. An additional approximately $200 million is expected by April 2008 when regulatory and other approvals are received for a small number of facilities. Lehman Brothers acted as financial advisor to Alcoa on this transaction.

Alcoa is the world leader in the production and management of primary aluminum, fabricated aluminum, and alumina combined, through its active and growing participation in all major aspects of the industry. Alcoa serves the aerospace, automotive, packaging, building and construction, commercial transportation and industrial markets, bringing design, engineering, production and other capabilities of Alcoa’s businesses to customers. In addition to aluminum products and components including flat-rolled products, hard alloy extrusions, and forgings, Alcoa also markets Alcoa® wheels, fastening systems, precision and investment castings, structures and building systems. The Company has 97,000 employees in 34 countries and has been named one of the top most sustainable corporations in the world at the World Economic Forum in Davos, Switzerland. More information can be found at www.alcoa.com